SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2120

[LOGO]

April 7, 2004

Dear Stockholder:

                    You are cordially invited to attend the 2004 annual meeting of stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Wednesday, May 12, 2004, at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

                    During the annual meeting, we will discuss each item of business described in the attached notice of annual meeting of stockholders and proxy statement and provide a report on Vishay’s business operations.  There will also be time for questions.

                    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay.  We hope you will be able to attend the annual meeting.  Whether or not you expect to attend the annual meeting, it is important to us and to our business that your shares are represented and voted at the annual meeting, regardless of the number of shares you own.  Therefore, you are encouraged to sign, date and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

/s/ FELIX ZANDMAN

Dr. Felix Zandman Chairman and Chief Executive Officer

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VISHAY INTERTECHNOLOGY, INC.

63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2120

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 12, 2004

          The 2004 annual meeting of stockholders of Vishay Intertechnology, Inc. will be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Wednesday, May 12, 2004 at 10:30 a.m., local time, to consider and vote on the following proposals:

1.	To elect four directors to hold office for terms of three years (see Proposal One).

2.	To ratify the appointment of Ernst & Young LLP as Vishay’s independent auditors for the year ending December 31, 2004 (see Proposal Two).

3.	To approve the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan (see Proposal Three).

4.	To approve the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan (see Proposal Four).

5.	To transact such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

          The stockholders of record at the close of business on March 29, 2004 will be entitled to vote at the annual meeting or at any adjournment thereof.  If you do not expect to attend the meeting in person, please complete, date and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

William J. Spires Secretary

Malvern, Pennsylvania
April 7, 2004

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355-2120

PROXY STATEMENT

GENERAL INFORMATION

          The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2004 annual meeting of stockholders of Vishay to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, on Wednesday, May 12, 2004 at 10:30 a.m., local time, or any adjournments thereof.

          We are first sending the proxy materials to the stockholders on or about April 7, 2004.

Stockholders Entitled to Vote

          Holders of Vishay’s common stock and Class B common stock as of the close of business on the record date of March 29, 2004 will be entitled to vote at the annual meeting.  On the record date, there were outstanding and entitled to vote 145,541,251 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting. On the record date, there were outstanding and entitled to vote 14,979,440 shares of Class B common stock, each of which is entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

          A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120. A stockholder list will also be available for examination at the annual meeting.

Difference Between Stockholders of Record and Beneficial Owners

          If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

          If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Proxy Solicitation Costs

          The cost of solicitation of proxies will be borne by Vishay, which Vishay estimates will be under $10,000. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

Voting Procedures

          The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, your shares will be voted as follows:

•	FOR the election of four directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One);

•	FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent auditors for the year ending December 31, 2004 (see Proposal Two);

•	FOR the approval of the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan (see Proposal Three);

•	FOR the approval of the Senior Executive Phantom Stock Plan (see Proposal Four).

Revoking Your Proxy

          You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

•	sign and timely return another proxy card bearing a later date;

•	provide written notice of the revocation to Vishay’s Secretary; or

•	attend the annual meeting and vote in person.

Quorum; Abstentions and Broker Non-Votes

          As set forth in Vishay’s Bylaws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

          Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting.  Abstentions are regarded as voted shares and will have the same effect as votes “AGAINST” Proposals Two, Three and Four. Abstentions will have no effect on the election of directors under Proposal One. Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on non-routine matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange.  Non-voted shares held by brokers and represented at the meeting are called broker non-votes.  Under the NYSE rules, brokers may vote in their discretion on Proposals One, Two and Three.  Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, broker non-votes will have no effect on Proposals One, Two and Three.

Votes Required for Each Proposal

          Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

•

Proposal One.  The election of four directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

•

Proposal Two. The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and entitled to be cast on the proposal.

•

Proposal Three. Approval of the amended and restated Section 162(m) Cash Bonus Plan requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and entitled to be cast on the proposal.

•

Proposal Four. Approval of the Senior Executive Phantom Stock Plan requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and cast on the proposal, provided that the total votes cast on the proposal represent over 50 percent in interest of all shares of common stock and Class B common stock entitled to vote on the proposal.

          You may vote either “FOR” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on the matters set forth under Proposals Two, Three and Four.

Inspector of Elections

          Vishay will appoint an inspector to act at the annual meeting who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Voting of Shares by Dr. Felix Zandman

          Dr. Felix Zandman, Founder, Chairman of the Board of Directors and Chief Executive Officer of the Company, directly, beneficially and as voting trustee under a voting trust agreement, has voting power over 50.3% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR each proposal to be voted on at the annual meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

          The number of directors has been fixed by the Board of Directors at twelve.  The Company has a staggered Board of Directors divided into three classes.  Four directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2007.

          Dr. Felix Zandman, Philippe Gazeau, Zvi Grinfas and Dr. Gerald Paul will be the nominees for election as the Class I Directors for terms of three years, expiring at the 2007 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

          If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose.  We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected.

          The Board of Directors recommends that you vote “FOR” the nominees as directors.

DIRECTOR, NOMINEE AND EXECUTIVE OFFICER INFORMATION

          The following sets forth information regarding the age, principal occupation and other major affiliations during the past five years of each of the nominees and directors, as well as any family relationships among the nominees and directors.

Name	Age	Director Since	Term Expiring

Nominees for Election as Class I Directors
Dr. Felix Zandman (1)(2)	75	1962	2007
Philippe Gazeau	64	2003	2007
Zvi Grinfas	63	2003	2007
Dr. Gerald Paul	55	1993	2007
Class II Directors
Eliyahu Hurvitz	71	1994	2005
Dr. Abraham Ludomirski	51	2003	2005
Dr. Edward B. Shils	88	1981	2005
Mark I. Solomon	64	1993	2005
Class III Directors
Ziv Shoshani (1)	38	2001	2006
Marc Zandman (1)(3)	42	2001	2006
Ruta Zandman (1)	66	2001	2006

(1)	Marc Zandman is the son of Dr. Felix Zandman and Ruta Zandman. Ruta Zandman is the wife of Dr. Zandman, and Ziv Shoshani is the nephew of Ruta Zandman and Dr. Felix Zandman.

(2)	Chairman of the Board.

(3)	Vice Chairman.

Nominees for Election as Class I Directors

          Dr. Felix Zandman is the Founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Dr. Zandman served as President of the Company until March 1998 and served as the Chief Executive Officer since the Company’s inception. Dr. Zandman has served as the Chairman of the Board of Directors since 1989.

          Philippe Gazeau has been a private investor for the past five years.  Prior to that Mr. Gazeau held various positions at Vishay S.A. (formerly, Sfernice S.A.), a subsidiary of Vishay engaged in the business of manufacturing passive components, including being Chairman of the Board, President, and Chief Executive Officer.

          Zvi Grinfas has been a technology consultant to Israeli companies since 1988.  Prior to that, Mr. Grinfas served in a variety of managerial and executive capacities including Chairman and Chief Executive Officer of small to medium size semiconductor companies in the United States and the United Kingdom.

          Dr. Gerald Paul has been President of the Company since March 1998.  Dr. Paul has been Chief Operating Officer of the Company since August 1996.  He served as a Senior Vice President of the Company from August 1996 to March 1998 and was a Vice President of the Company from May 1993 to August 1996.  In addition, Dr.

Paul was the President of Vishay Electronic Components, Europe from January 1994 to August 1996 and has been employed by Vishay Europe GmbH since February 1978.

Class II Directors – Terms Expiring 2005

          Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd. and was President and Chief Executive Officer of Teva for more than five years prior to stepping down from these positions in April 2002.  He is also a director of Koor Industries Ltd. and NeuroSurvival Ltd.

          Dr. Abraham Ludomirski is the founder and managing director of Vitalife fund, a dedicated life-sciences fund specifically focused on medical devices with which he has been associated for the past five years.  He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

          Dr. Edward B. Shils is a consultant, a director of the Wharton Entrepreneurial Center and George W. Taylor Professor Emeritus of Entrepreneurial Studies, The Wharton School, University of Pennsylvania and an attorney in private practice.  He is also on the Board of Governors of the University of Pennsylvania Dental School and a Trustee of the Philadelphia University.

          Mark I. Solomon has served as Chairman of CMS Companies, a provider of financial advisory services, for more than the past five years.

Class III Directors – Terms Expiring 2006

          Ziv Shoshani has been Executive Vice President of Vishay’s Resistor and Inductor Group since 2003.  He was Executive Vice President of the Capacitors Group in 2001 and 2002 and was Executive Vice President, Specialty Products Division in 2000 and 2001, including responsibility for oversight of Vishay’s Measurements Group Division.  Prior to that, Mr. Shoshani served in various capacities with Vishay, including Senior Vice President Precision Resistors, Worldwide Foil Resistors Manager, Plant Manager, Holon, Israel, and Quality Control Manager, Holon. Mr. Shoshani has been employed by the Company since 1995.

          Marc Zandman has been a Vice Chairman of the Board since March 1, 2003, Group Vice President in charge of Vishay’s Measurements Group Division since August 2002, Vice President Corporate Marketing since January 2001 and the President of Vishay Israel Limited since April 1998.  Prior to that, Mr. Zandman served in various capacities with Vishay including Executive Vice President of Vishay Israel Limited from 1997 to 1998 and Vice President from 1996 to 1997.  Mr. Zandman has been employed by the Company since August 1984.

          Ruta Zandman has been employed by the Company since October 1993 as a Public Relations Associate.  Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned shares in the event of his incapacity.

Other Information Concerning Directors

          Jean-Claude Tine, a director of the Company since 1988, is a Class I director whose term expires at the annual meeting and who has decided not to stand for re-election.  The Company is grateful to Mr. Tine for his many years of exemplary service on the Board.

          The Board has elected Thomas C. Wertheimer as a Class III director effective May 1, 2004 to fill the vacancy created by the resignation of Avi D. Eden in November 2003.  Mr. Wertheimer, age 63, is an independent financial and accounting consultant.  Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP.  In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office.  Mr. Wertheimer is currently consulting with the Public Company Accounting Oversight Board (PCAOB).  He is also a director of Fiserv, Inc., a provider of data processing systems and related information management services and products.

Director Independence

          The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with the Company.  A material relationship is one which impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders.  The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the New York Stock Exchange.  The Board is aware that Dr. Zandman, the Company’s chief executive officer, and his family have approximately $2 million invested in funds managed by companies controlled by director Mark Solomon, an amount constituting less than 1% of the total funds under management by these entities.  The Board has affirmatively determined that this investment does not constitute a material relationship of Mr. Solomon with the Company and that there is no other relationship of the non-management directors with the Company or its management that constitutes a material relationship.  Accordingly, the Board has concluded that each of Philippe Gazeau, Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Dr. Edward Shils, Mark Solomon and Jean-Claude Tine qualify as independent directors.  The Board has similarly concluded that Thomas Wertheimer, when he assumes his position on the Board on May 1, 2004, will be independent.  Each of the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee of the Board is composed entirely of independent directors.

Compensation of Directors

          The Company’s non-employee directors, Drs. Ludomirski and Shils and Messrs. Gazeau, Grinfas, Hurvitz, Solomon and Tine, each received a fee of $2,500 for each individual Board or Committee meeting attended during fiscal 2003.  Each non-employee director also received a retainer fee of $15,000 for serving on the Board of Directors.  Directors who are also employees of the Company do not receive any additional compensation for their service as directors and are compensated as described under “Executive Compensation.”

Meetings of the Board of Directors

          The Board of Directors met five times during the twelve months ended December 31, 2003.  Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee on which such director served, except for Mr. Hurvitz, who attended 50% of such meetings.  Information regarding the Company’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on the Company’s website.  To access this information and the governance materials on our website referred to below, go to www.vishay.com, click on Company Info, then Investor Relations and then Corporate Governance.

Committees

          The following table sets forth the Committees in existence and their membership as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Employee Stock Plan Committee	Stock Option Committee

Dr. Felix Zandman	**	—	—	—	—	—
Eliyahu Hurvitz	—	—	**	—	—	—
Philippe Gazeau	—	*	—	—	—	—
Zvi Grinfas	—	—	—	—	—	—
Dr. Abraham Ludomirski	—	*	*	—	—	—
Dr. Gerald Paul	*	—	—	—	—	—
Dr. Edward B. Shils	—	**	—	**	**	**
Ziv Shoshani	*	—	—	—	—	—
Mark I. Solomon	—	*	*	*	*	*
Jean-Claude Tine	—	*	—	—	—	—
Marc Zandman	*	—	—	—	—	—
Ruta Zandman	—	—	—	—	—	—

**Chairman
*Member

          Effective as of May 1, 2004, the Employee Stock Plan Committee and the Stock Option Committee will be disbanded and their functions will be assumed by the Compensation Committee.  Also effective as of that date, the members of the Audit Committee will be Thomas Wertheimer, chairman, Philippe Gazeau and Zvi Grinfas, and the members of the Compensation Committee will be Eliyahu Hurvitz, chairman, Dr. Abraham Ludomirski and Mark Solomon.

Executive Committee

          The Executive Committee did not meet during the twelve months ended December 31, 2003. The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.

Nominating and Corporate Governance Committee

          The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for the Company; overseeing the evaluation of the Board and the management of the Company; and performing other related functions specified in the Committee’s charter.  A copy of the charter, as well as the Company’s Corporate Governance Principles, Code of Business Conduct and Ethics and Code of Ethics for the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller and Financial Managers are available on the Company’s website.

          The chairman of the Nominating and Corporate Governance Committee is designated under the Company’s Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors.  The current chairman of the Committee is Mr. Hurvitz.

          Policy and Procedures Regarding Stockholder Nominating Recommendations

          The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on the Company’s website.

For each annual meeting of the Company’s stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as outlined below and set forth on the Company’s website.  In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date.  Stockholders should be aware, as discussed below, that it is the general policy of the Company to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent consents to stand for re-election.

          A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee care of the Company’s corporate secretary at the Company’s principal headquarters, 63 Lincoln Highway, Malvern, Pennsylvania, 19355.  Submissions must be made by mail, courier or personal delivery.  E-mailed submissions will not be considered.  Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders.  In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of the Company’s proxy statement for the current year.   Each nominating recommendation must be accompanied by the information called for by the Company’s “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is posted on the Company’s website.  This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder and the proposed nominee and the qualifications of the proposed nominee to serve as director.  The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

          Policy Regarding Qualifications of Directors

          Under a policy formulated by our Nominating and Corporate Governance Committee, the Company generally requires that all candidates for directors be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of the Company and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing the Company; have adequate time to devote to service on the Board of Directors; and satisfy the Company’s retirement policy for directors.  The Company also requires that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualify as an audit committee financial expert; at least some of the independent directors have served as a senior executive of a public or substantial private company; and at least some of the independent directors have general familiarity with the major industries in which the Company operates.  For a detailed description of the qualifications required of candidates for director, as well as any specific qualities or skills the Company believes should be possessed by one or more directors, see the Company’s website.

          Procedures for Identifying and Evaluating Candidates for Director

          In selecting candidates for nomination at the annual meeting of the Company’s stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body.  Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, who the Committee believes will continue to make important contributions to the Board and who consent to stand for reelection and, if reelected, to continue their service on the Board.  If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.  The Committee may also engage a search firm to assist in identifying qualified candidates; where such a search firm is engaged, the Committee sets the fees and scope of engagement.  The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant.  In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates.  The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

Audit Committee

          The Audit Committee met fifteen times during the twelve months ended December 31, 2003. The functions of the Audit Committee include overseeing the accounting and financial reporting processes of the Company and the audits of financial statements of the Company; assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the Company’s independent auditor, and the performance of the Company’s internal audit function and independent auditors; and performing other related functions specified in the Committee’s charter.  A copy of the charter is included in this proxy statement as Annex A and is also available on the Company’s website.  Also see “Audit Committee Report.”

          The Audit Committee presently consists of five non-management directors, each of whom satisfies the independence requirements of the rules of the Securities and Exchange Commission and the governance listing requirements of the New York Stock Exchange.  Also, all of the members of the Committee satisfy the financial literacy requirements of the New York Stock Exchange and at least one member has accounting or related management expertise as interpreted by the Board.  In 2003, the Committee did not have an audit committee financial expert satisfying the rules of the SEC.  Although the Company and the Committee engaged in a diligent search to identify such an expert, they were unable to do so in sufficient time for the 2003 year-end audit process.  The Board has since elected Thomas C. Wertheimer as a director effective May 1, 2004.  Mr. Wertheimer qualifies as an audit committee financial expert and will become chairman of the Audit Committee as of the date he joins the Board.  The Audit Committee will then be reconstituted to consist of three independent directors, as described above.

Compensation Committee, Employee Stock Plan Committee and Stock Option Committee

          The Compensation Committee met twice during the twelve months ended December 31, 2003.  The functions of the Compensation Committee include evaluating the performance of the chief executive officer and, based on this evaluation, determining and approving the compensation of the chief executive officer; making recommendations to the Board with respect to compensation of the Company’s other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, the Company’s incentive compensation plans and equity based plans; and performing other related functions specified in the Committee’s charter.  A copy of the charter is available on the Company’s website.  Also see “Report on Executive Compensation.”

          The Employee Stock Plan Committee and the Stock Option Committee met once during the twelve months ended December 31, 2003.  The Employee Stock Plan Committee is authorized, within the limits of the 1986 stock plans of the Company and its subsidiary, Vishay Dale Electronics, Inc., to determine the individuals who are to receive grants and the vesting requirements with respect to those grants, and to administer and interpret the stock plans.  The Stock Option Committee is authorized, within the limits of the Company’s stock option programs, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants and to administer and interpret the programs.  As noted above, effective as of May 1, 2004, the Employee Stock Plan Committee and the Stock Option Committee will be disbanded and their functions will be assumed by the Compensation Committee.  The Compensation Committee will then be reconstituted, as described above.

Compensation Committee Interlocks and Insider Participation

          Dr. Shils and Mr. Solomon were the members of the Compensation Committee, Employee Stock Plan Committee and Stock Option Committee during fiscal 2003.  Dr. Shils and Mr. Solomon may not be awarded common stock or options under the stock plans or the stock option programs administered by the Board committees on which they served.  As noted above, Dr. Zandman and his family have approximately $2 million invested in various funds managed by the CMS Companies, of which Mr. Solomon is the Chairman.

Securityholder Communications with the Board

          Securityholders of the Company may communicate with the Board of Directors, any committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by following the procedures set forth on the Company’s website.

Information Concerning Executive Officers

          The executive officers of the Company, along with their respective ages and positions with the Company, as of March 29, 2004, are as follows:

Name	Age	Position

Dr. Felix Zandman*	75	Chief Executive Officer
Dr. Gerald Paul*	55	President and Chief Operating Officer
Richard N. Grubb	57	Executive Vice President, Treasurer and Chief Financial Officer
Ziv Shoshani*	38	Executive Vice President, Resistor and Inductor Group
Marc Zandman*	42	Vice Chairman and President, Vishay Israel

*	Biography is provided above.

          Richard N. Grubb has been Vice President, Treasurer and Chief Financial Officer of the Company since May 1994, and has been an Executive Vice President of the Company since August 1996. Mr. Grubb has been associated with the Company in various capacities since 1972, and was a Director from 1994 through 2003.

          Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Executive Compensation — Employment Agreements.”

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s common stock to report their ownership of and transactions in the Company’s stock in filings with the SEC.  Copies of these reports are also required to be supplied to the Company. The Company believes, based solely on a review of the copies of such reports received by the Company, that during 2003, such persons complied with all applicable Section 16(a) reporting requirements.

REPORT OF THE AUDIT COMMITTEE

          The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

          Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The Company’s independent auditors are responsible for, among other things, performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.  It is the responsibility of the Audit Committee to monitor and oversee these processes.

          In fulfilling its oversight duties, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management and the independent auditors, Ernst & Young LLP. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and Rule 2-07 of SEC Regulation S-X.  This discussion addressed, among other topics, the auditors’ responsibility under generally accepted auditing standards; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the auditors and management.  The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence.  The Audit Committee also considered the compatibility of non-audit services provided to the Company by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the auditor’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2003 did not impair auditor independence. (The fees and costs billed by the independent auditors for audit and non-audit services in 2002 and 2003 are shown below under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent auditors.  The policy sets forth the procedures and conditions for pre-approval of these services.  For certain types of services, the policy provides for general pre-approval.  For other types of services, the Committee must give its pre-approval in each specific case.  All of the audit and non-audit services provided by the independent auditors since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with the Policy.

          Based upon the above review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as the Company’s independent auditors for fiscal year 2004 (See Proposal Two).

Respectfully submitted,

Dr. Edward B. Shils, Chairman
Philippe Gazeau
Dr. Abraham Ludomirski
Mark I. Solomon
Jean-Claude Tine

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          On March 29, 2004, Vishay had outstanding 145,541,251 shares of common stock, each of which entitles the holder to one vote and 14,979,440 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

          The following table provides certain information, as of March 29, 2004, as to the beneficial ownership of the common stock and the Class B common stock of Vishay for (a) each director and nominee, (b) each “Named Executive Officer” identified in the Summary Compensation Table under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of the common stock or the Class B common stock.

	Common Stock				Class B Common Stock

Name	Amount and Nature of Beneficial Ownership		Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Directors and Executive Officers
Dr. Felix Zandman	713		1,126,126	*	14,862,316	(1)	99.2%	50.3%
Avi D. Eden	51,623		165,284	*	—		—	*
Philippe Gazeau	1,000		7,500	*	—		—	*
Zvi Grinfas	1,000		—	*	—		—	*
Richard N. Grubb	60,393	(2)	165,284	*	—		—	*
Eliyahu Hurvitz	11,993		—	*	—		—	*
Dr. Abraham Ludomirski	1,000		—	*	—		—	*
Dr. Gerald Paul	62,004	(3)	165,284	*	—		—	*
Dr. Edward B. Shils	79,894		—	*	—		—	*
Mark I. Solomon	16,552		—	*	—		—	*
Jean-Claude Tine	16,185		—	*	—		—	*
Ziv Shoshani	6,376		36,750	*	—		—	*
Marc Zandman	4,278		36,750	*	1,500	(4)	*	*
Ruta Zandman (1)	1,159		—	*	—		—	*
All Directors and Executive Officers as a group (13 Persons) (5)	262,547		1,537,694	1.2%	14,863,816		99.2%	50.9%
FMR Corporation 82 Devonshire Street Boston, MA 02109	18,656,202		—	12.8%	—		—	6.3%
AXA Financial, Inc. (6) 1290 Avenue of the Americas New York, NY 10104	8,791,465		—	6.0%	—		—	3.0%

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 8,617,834 shares of class B common stock directly owned by Dr. Zandman and 6,244,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control.  The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 3,110,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of the Company.  Mrs. Ruta Zandman has the authority to vote Dr. Zandman’s directly owned shares in the event of his incapacity.

(2)	Includes 26,787 shares of restricted stock.

(3)	Includes 25,189 shares of restricted stock.

(4)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(5)	Total for All Directors and Executive Officers as a group excludes Avi D. Eden, who resigned on November 4, 2003.

(6)

Based on information provided in a Schedule 13G filed on February 13, 2004 by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA Entities”), including AXA Assurances Vie Mutuelle (“Vie”), AXA Conseil Vie Assurance Mutuelle (“Conseil”), AXA Courtage Assurance Mutuelle (“Courtage”), AXA, as a parent holding company with respect to AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC (“AXA”), and AXA Financial, Inc., as a parent holding company of its subsidiaries Alliance Capital Management L.P.  and The Equitable Life Assurance Society of the United States (“AXA Financial”).  According to the Schedule 13G, I.A.R.D., Vie, Conseil and Courtage, as a group, may be deemed to act as a parent holding company with respect to the holdings of AXA and AXA Financial.  AXA may be deemed to have sole power to vote or direct the vote with respect to 1,694,000 shares of common stock; no shared power to vote or direct the vote of any shares; sole power to dispose or direct the disposition with respect 400 shares; and shared power to dispose or direct the disposition with respect to 2,665,600 shares.  AXA Financial may be deemed to have sole power to vote or direct the vote with respect 2,937,018 shares of common stock; shared power to vote or direct the vote with respect to 2,175,392 shares; sole power to dispose or direct the disposition with respect to 6,125,465 shares; and no shared power to dispose or direct the disposition with respect to any shares.  The addresses for the AXA Entities are as follows: I.A.R.D., Vie and Conseil: 370 rue Saint Honore 75001 Paris France; Courtage: 26, rue Louis le Grand, 75002 Paris France; AXA: 25, avenue Matignon 75008 Paris France; and AXA Financial: 1290 Avenue of the Americas, New York, NY 10104.

EXECUTIVE COMPENSATION

          The following table sets forth all compensation for the fiscal years ended December 31, 2003, 2002, and 2001 awarded or paid to the Chief Executive Officer, the individuals who, in fiscal 2003, were the other four highest paid executive officers of the Company serving at year end and one individual who would have been among such four other highest paid executives had he remained an executive through December 31, 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus (2)	Other Annual Compensation	All Other Compensation (1)

Dr. Felix Zandman	2003	$975,000	$675,372	(1)	$128,751	(3)
Chairman of the Board and Chief	2002	975,000	—	(1)	150,928	(3)
Executive Officer	2001	975,000	—	(1)	3,400	(4)
Richard N. Grubb	2003	$325,000	$90,050	(1)	$3,400	(4)
Executive Vice President,	2002	325,000	—	(1)	3,400	(4)
Treasurer and Chief Financial Officer	2001	325,000	—	(1)	3,400	(4)
Dr. Gerald Paul (5)	2003	$559,053	$90,050	(1)	None
Director, Chief Operating Officer	2002	495,000	—	(1)	None
and President	2001	495,000	—	(1)	None
Ziv Shoshani	2003	$168,000	$53,856	(1)	None
Executive Vice President	2002	165,000	9,900	(1)	None
Resistor and Inductor Group	2001	165,000	14,800	(1)	None
Marc Zandman	2003	$198,000	$71,450	(1)	None
Vice Chairman of the Board and	2002	196,500	31,875	(1)	None
President, Vishay Israel	2001	196,500	22,375	(1)	None
Avi D. Eden (6)	2003	$279,167	$67,537	(1)	$1,003,400	(4)(7)
Former Vice Chairman of the Board	2002	335,000	—	(1)	3,400	(4)
and Executive Vice President	2001	335,000	—	(1)	3,400	(4)

(1)

Vishay has concluded that, except for Dr. Felix Zandman, the aggregate amount of perquisites and other personal benefits paid did not exceed the lesser of 10% of total annual salary and bonus for any of the Named Executive Officers for each of 2003, 2002, and 2001, respectively, or $50,000. Such perquisites and other personal benefits have not been included in the table.

(2)

Dr. Zandman’s bonus was based on a formula of 3.0% of Adjusted Net Income (as defined under “Executive Compensation — Report on Executive Compensation”) above $20 million, and the bonuses of Messrs. Grubb and Eden and Dr. Paul were based on a formula of 0.4% of Adjusted Net Income above $20 million.  Mr. Eden’s bonus was pro-rated for the portion of the year he was employed by the Company.

(3)	Of this amount, $107,873 and $131,197 reflects the cumulative amount of the medical expenses paid on behalf of Dr. Zandman during 2003 and 2002, respectively.

(4)

Represents amounts contributed in 2003, 2002, and 2001 under the Company’s 401(k) plan, pursuant to which the Company matches, up to the annual federally mandated maximum amounts, an employee’s contributions of up to 2% of such employee’s annual salary.

(5)

Amounts are paid in foreign currency (euro) and converted into U.S. dollars at the weighted average exchange rate for each 12-month period.  Dr. Paul’s salary in euros did not change during the years ended December 31, 2003, 2002, and 2001.

(6)

Mr. Eden resigned as a director and executive officer of the Company effective November 4, 2003.  Concurrent with his resignation, Mr. Eden entered into a severance and general release agreement and a consulting and non-competition agreement with the Company.  See “Employment Agreements — Agreements with Avi Eden.”

(7)	Includes $1,000,000 that Mr. Eden received in fiscal 2003 pursuant to his severance agreement. Excludes $55,833 that Mr. Eden received in fiscal 2003 pursuant to his consulting agreement.

Retirement Plans

          Vishay maintains a nonqualified defined benefit retirement plan for certain highly compensated employees in the United States. Mr. Grubb and Mr. Eden prior to his resignation are the only Named Executive Officers to participate in the plan. Messrs. Grubb and Eden elected to participate in the plan as of July 1, 1995 and July 1, 1997, respectively. During 2003, Messrs. Grubb and Eden each deferred compensation of $8,710 under the plan. Additionally, Vishay accrued an aggregate liability of $45,025 for Messrs. Grubb and Eden. The estimated annual benefit payable upon Mr. Grubb’s retirement at age 65 would be $73,559, assuming he (i) continues to be employed by the Company; (ii) continues to earn the same compensation earned in 2003; and (iii) makes all mandatory contributions under the plan.  The estimated annual benefit payable to Mr. Eden at age 65 is $30,564 as a terminated, vested employee.

          Vishay Europe GmbH, a German subsidiary of the Company, has a noncontributory defined benefit pension plan governed by German law covering its management and executive employees.  Dr. Paul is the only Named Executive Officer to participate in the plan. The pension benefit is 15% of accrued premiums paid by the employer, plus earnings on plan assets; each annual premium is 5.5% of annual salary and bonus of up to €12,271 ($13,859). The estimated annual benefit payable upon Dr. Paul’s retirement at age 65 is €8,522 ($9,625).  Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the highest 3 of his final 10 years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation. This pension is reduced by the amount of the pension benefit described above. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year in respect of such final average compensation. Dr. Zandman may, however, in his sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as he may otherwise deem appropriate. The following table shows the annual pension payable at age 65 based on years of service and level of final average compensation. As of December 31, 2003, Dr. Paul had 26 years of service.

	Pensionable Years of Service

Final Average Compensation	10	15	20	25	30	35

100% of pensionable income in 2004	$73,683	$88,423	$103,163	$117,894	$149,344	$189,185
110% of pensionable income in 2004	$81,051	$97,265	$113,479	$129,683	$164,279	$208,103
120% of pensionable income in 2004	$88,419	$106,107	$123,795	$141,473	$179,213	$227,022
150% of pensionable income in 2004	$110,524	$132,634	$154,744	$176,841	$224,017	$283,777
200% of pensionable income in 2004	$147,365	$176,845	$206,325	$235,788	$298,689	$378,370

          All U.S. dollar amounts relating to Dr. Paul’s benefits under the German defined benefit pension plan, including those listed on the foregoing chart, have been converted at the weighted average exchange rate for the 12 months ended December 31, 2003.

Stock Option Grants in Fiscal 2003

          During fiscal 2003, there were no stock options granted to the Named Executive Officers.

Options Exercises and Values in Fiscal 2003

          The Named Executive Officers listed in the following table received three option grants on November 13, 1997, each at a different exercise price, pursuant to the Company’s 1997 Stock Option Program approved by the stockholders on May 21, 1998.  The options are fully vested.  The plan pursuant to which the options were granted  provides that the right to exercise any option expires immediately if the recipient is terminated from the Company’s services for cause or voluntarily leaves the Company. If a recipient leaves the Company for any reason other than termination for cause or voluntary resignation, options may be exercised by that recipient for 30 months from the date of termination. If the recipient fails to comply with a confidentiality and non-competition agreement following cessation of employment, his options terminate immediately. The Stock Option Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has ended beyond the time prescribed by the applicable option plan.  Under the terms of Mr. Eden’s consulting and non-competition agreement with the Company, he will continue to be considered an employee of the Company for purposes of options previously granted to him under the 1997 program during the term of the agreement.

1997 Stock Option Program
Option Exercises in 2003 and
2003 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2003 Year End(1)		Value of Unexercised In-the-Money Options at 2003 Year End(2)

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	—	—	1,043,439	—	$11,015,238	—
Richard N. Grubb	—	—	115,784	—	1,104,997	—
Dr. Gerald Paul	—	—	115,784	—	1,104,997	—
Avi D. Eden	—	—	115,784	—	1,104,997	—

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $22.90 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2003.

          The Named Executive Officers listed in the following table received grants of stock options on October 6, 1998, October 8, 1999 and October 12, 2000, respectively, at exercise prices of 100% of the fair market value on the date of such grants, pursuant to the Company’s 1998 Stock Option Program approved by the stockholders on May 21, 1998 and May 18, 2000. The options have a vesting schedule whereby one-sixth of the options granted vest each year for six consecutive years. The right to exercise any vested option expires no later than ten years from the date the option is granted. All of a recipient’s options that have not yet been exercised will terminate upon termination for cause. If a recipient leaves the Company for any reason other than for cause, death, disability or retirement, the recipient’s options will generally be exercisable for 60 days after termination, provided the recipient adheres to a non-competition agreement. If a recipient’s employment with the Company terminates due to death, disability or retirement, then the time at which the recipient’s options are exercisable may be accelerated and the options will terminate on the earlier of 12 months following the recipient’s termination of employment or the expiration date of the options. If the recipient fails to comply with a confidentiality and non-competition agreement following termination of employment, his options terminate immediately. The Stock Option Committee, in its discretion, may extend the exercise period of options granted to a recipient whose employment with the Company has terminated beyond the time prescribed by the option plan. Under the terms of Mr. Eden’s consulting and non-competition agreement with the Company, he will continue to be considered an employee of the Company for purposes of options previously granted to him under the 1998 program during the term of the agreement.

1998 Stock Option Program
Option Exercises in 2003 and
2003 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2003 Year End (1)		Value of Unexercised In-the-Money Options at 2003 Year End(2)

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Felix Zandman	—	—	82,687	35,438	$934,225	$248,172
Richard N. Grubb	—	—	49,500	23,625	525,510	165,442
Dr. Gerald Paul	—	—	49,500	23,625	525,510	165,442
Ziv Shoshani	—	—	36,750	15,750	415,215	110,295
Marc Zandman	—	—	36,750	15,750	415,215	110,295
Avi D. Eden	—	—	49,500	23,625	525,510	165,442

(1)	Adjusted for five-for-four stock split in June 1999 and three-for-two stock split in June 2000.
(2)	Assuming a stock price of $22.90 per share, which was the closing price per share of common stock on the New York Stock Exchange on December 31, 2003.

Equity Compensation Plans

          The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights Column (a)	Weighted-average exercise price of outstanding options, warrants and rights Column (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) Column (c)

Equity Compensation Plans Approved by Securityholders(1)	8,768,000	$16.17	1,143,000
Equity Compensation Plans Not Approved by Securityholders	—	—	—

Total	8,768,000	$16.17	1,143,000

(1)

On November 2, 2001, Vishay acquired General Semiconductor, which became a wholly owned subsidiary of the Company. As a result of the acquisition, each outstanding option to acquire General Semiconductor common stock became exercisable for shares of Vishay common stock. Based on the conversion ratio in the acquisition of 0.563 of a Vishay share for each General Semiconductor share, the former General Semiconductor options become exercisable in the aggregate for 4,282,000 shares of Vishay common stock. All such options were immediately vested and exercisable as a result of the merger but the terms of the options otherwise remained unchanged. As of December 31, 2003, options to purchase 446,000 shares had been exercised under this plan, the number of securities to be issued upon exercise of outstanding options was 3,789,000 and the weighted-average exercise price of such options was $18.65.

Report on Executive Compensation

          The following Report of the Compensation Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

          The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the chief executive officer, recommending the compensation of other executive officers and for administering the Company’s incentive compensation and equity based plans.  During fiscal 2003, these functions were divided among the Compensation Committee, the Employee Stock Plan Committee and the Stock Option Committee, each of whose members were Dr. Edward Shils and Mark Solomon.  Effective as of May 1, 2004, the Employee Stock Plan Committee and the Stock Option Committee will be disbanded and their functions will be assumed by the Compensation Committee.  Also effective as of that date, the members of the Compensation Committee will be Eliyahu Hurvitz, chairman, Dr. Abraham Ludomirski and Mark Solomon.  In this report, the term “Committee” is used to refer to the three committees collectively, as relevant, prior to May 1, 2004.

          Vishay’s compensation program for executive officers and key management generally consists of two key elements:

•	a base salary; and

•

a performance-based annual cash and/or stock (restricted and unrestricted) bonus. This compensation formula is designed to attract and retain management talent capable of achieving the Company’s business objectives, while motivating management to lead the Company to meet or exceed annual performance goals, thereby enhancing stockholder value.

          The Company also has two stock option programs in which the Company’s executive officers are eligible to participate.  The purpose of these programs is to provide selected key individuals with incentives to remain in the service of the Company and to further align their interests with stockholders by enhancing their stake in the equity performance of the Company.  The Committee has in the past awarded stock option grants under these programs to the Company’s executive officers and may do so at appropriate times in the future.  No stock options were awarded under these plans in 2001, 2002 or 2003.

Compensation of the Chief Executive Officer

          Dr. Zandman’s compensation is determined by the Committee under the terms of his employment contract (see “Employment Agreements” below) and under a performance-based cash compensation plan that qualifies under Section 162(m) of the Internal Revenue Code and is referred to as the 162(m) Plan.  The plan was recommended by the Committee and approved by the Company’s stockholders in 1994, 1999, 2000, and 2003.  See Proposal Three and the discussion below in this report with respect to changes to the plan that the Committee is recommending for adoption by stockholders at the 2004 annual meeting.

          Dr. Zandman’s base salary is determined primarily by considering:

•	the Company’s financial performance in view of the performance of companies similar in size and character;

•	the compensation of officers of companies similar in size and character, including some of the companies listed as peer group companies under “Stock Performance Graph;”

•	Dr. Zandman’s 42 years of dedication and service to the Company from the date of its incorporation; and

•	the Company’s financial performance in comparison to previous years.

          For fiscal 2004, Dr. Zandman’s base salary will be $975,000, which is unchanged from the prior five years and which is at or above the median for comparable companies surveyed by the Committee.

          Under the 162(m) Plan, Dr. Zandman’s aggregate annual compensation depends in large part on the annual Adjusted Net Income of the Company.  “Adjusted Net Income” refers to the Company’s net income, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges.  The Compensation Committee has focused in recent years particularly on Adjusted Net Income of the Company because the Committee believes this to be a strong gauge of the growth and success of the Company.

          Under the formula approved by the Compensation Committee for 2003, Dr. Zandman was awarded a cash performance bonus of $675,372, equal to 3.0% of Adjusted Net Income charges above $20 million.  A similar formula was used under the bonus plan in 2002 and 2001, except that the Adjusted Net Income threshold for those years was $50 million and $70 million, respectively.  Reflecting the downturn in the economy generally and in the electronic components industry in particular during the last few years, Dr. Zandman voluntarily relinquished his bonus in 2001 and no bonus was payable under the plan in 2002, although in the view of the Committee, the Company weathered the downturn better than many of its peers and was even able to take advantage of the downturn to make successful, opportunistic acquisitions.

          In 2003, the Committee engaged an executive compensation consulting firm to advise it on the compensation arrangements for the Company’s executive officers, including with respect to incentive compensation.  The Committee has adopted the recommendations of the consultants, which include the changes to the 162(m) plan that are being presented to stockholders for their approval at the 2004 annual meeting (See Proposal Three), and certain other provisions that are described under “Employment Agreements.”  In brief, under the proposed changes to the 162(m) plan, the Chief Executive Officer would continue to receive a bonus in the amount of 3.0% of Adjusted Net Income.  In contrast to the existing plan, however, there would be no Adjusted Net Income threshold, but the bonus would be capped at three times base salary.  These changes to the plan are subject to approval by stockholders (see Proposal Three).   The Company will also credit to the account of the Chief Executive Officer under a non-qualified deferred compensation plan $150,000 each year beginning in 2004 and, subject to the approval of the Company’s stockholders (see Proposal Four), 5,000 shares of phantom common stock will be awarded to the Chief Executive Officer annually beginning in 2004.

Policy on Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. The Board of Directors considered these requirements and designed the stock option programs so that stock options will qualify as performance-based compensation. In addition, the Board of Directors established the 162(m) Plan to provide performance-based bonuses to the Chief Executive Officer and other senior executives. The Compensation Committee currently intends to continue to comply with the rules for performance-based compensation under Section 162(m).  However, the Compensation Committee reserves the right to grant the Chief Executive Officer or other senior executives compensation which is not performance-based (and would not be deductible to the extent it exceeds $1 million) if doing so would be in the best interests of Vishay and its stockholders.  Under the recommended changes to the executive compensation arrangements that the Committee has adopted, all payments to which an executive would be entitled in excess of the deductibility limits of Section 162(m) will be deferred until a time when that Section ceases to be applicable to the executive.

Executive Officers and Key Management

          For executive officers and certain key management of Vishay (other than the Chief Executive Officer), base salaries are recommended annually by the Committee for approval by the Board, essentially by considering the average compensation of similarly situated officers of companies similar in size and character including some of the companies listed as peer group companies.  Base salaries are generally set at or below the median for comparable companies, with officer and other key personnel having the opportunity through performance bonuses to receive total compensation above the median if the Company achieves superior operating results.

          Dr. Gerald Paul, the Company’s President and Chief Operating Officer, and Richard Grubb, the Company’s Executive Vice President, Treasurer and Chief Financial Officer, currently participate in the Company’s 162(m) Plan.  In 2003, they were eligible to receive an amount equal to 0.4% of Adjusted Net Income, calculated on the same basis, and subject to the same threshold, as the bonus of the Chief Executive Officer.  Dr. Paul and Mr. Grubb were each awarded $90,050 under the plan in 2003.  They received no cash bonuses in 2001 or 2002.  Reflecting the downturn in the economy generally and in the electronic components industry in particular during the last few years, Dr. Paul and Mr. Grubb voluntarily relinquished their bonuses in 2001 and no bonus was payable under the plan in 2002.  Based on the recommendation of the Committee’s compensation consultants, the Committee has determined to increase the amount of the bonus to which Dr. Paul and Mr. Grubb are eligible to 1.0% of Adjusted Net Income.  As with the bonus of the Chief Executive Officer, there would be no Adjusted Net Income threshold, but the bonus would be subject to a cap of three times base salary.  These changes are subject to approval by stockholders (see Proposal Three).  Under the recommendations of the Company’s compensation consultants adopted by the Committee, beginning in 2004, these executive officers will also be entitled to receive each year $100,000 in deferred compensation and, subject to the approval of the Company’s stockholders (see Proposal Four), 5,000 shares of phantom common stock.

          The Committee may also recommend to the Board the award of performance bonuses to other executive officers and key management personnel of the Company.  These awards ordinarily would be based upon net income of the Company as a whole, calculated similar to the bonuses under the 162(m) Plan, or based upon the operating profits of the Company or of the division for which the executive or other management personnel has primary responsibility.  The Committee would ordinarily consult with the Chief Executive Officer concerning its recommendation to award bonuses to other executives and management personnel, and may also from time to time recommend additional bonuses in consultation with the Chief Executive Officer for the successful execution of special projects.  The Committee did not recommend performance bonuses for any other executives or management personnel in 2003.

          Avi Eden, the Company’s former Vice Chairman and Executive Vice President who resigned in November 2003, was eligible in 2003 to participate in the 162(m) Plan on the same terms as Dr. Paul and Mr. Grubb.  Under the terms of a severance and general release agreement approved by the Committee, Mr. Eden was paid an amount equal to three-quarters of the bonus that he would have been entitled to receive under the 162(m) Plan had he been employed for the full year.  Mr. Eden received no cash bonus in 2001 or 2002.  Reflecting the downturn in the economy generally and in the electronic components industry in particular during the last few years, Mr. Eden voluntarily relinquished his bonus in 2001 and no bonus was payable under the plan in 2002.  The other terms of Mr. Eden’s severance and general release agreement are described under “Employment Agreements — Agreements with Avi Eden.

Respectfully submitted,

Dr. Edward B. Shils, Chairman
Mark I. Solomon

Employment Agreements

          Dr. Zandman’s Current Agreement.  On March 15, 1985, Vishay and Dr. Zandman entered into a long-term employment agreement. The agreement, which was for an initial term of seven years, provided for automatic annual extensions through 1996. After that period, the employment agreement has been extended for one-year periods on an annual basis. The agreement provides that the Board of Directors may increase Dr. Zandman’s compensation (including his bonus) from time to time as it deems advisable, subject to certain parameters, including a required comparison every three years of Dr. Zandman’s compensation to that of officers of companies of similar size and character. Dr. Zandman’s compensation under the agreement may not be less than $250,000 per year. The agreement may terminate prior to its expiration date in the event of death, disability or cause. In the event that Dr. Zandman’s employment is terminated other than as a result of death, disability, cause or pursuant to resignation by Dr. Zandman, or if Dr. Zandman terminates his employment as a result of the Company’s breach of the agreement, Dr. Zandman will be entitled to a royalty from the date of such termination or breach to the later to occur of (1) the tenth anniversary of such date, or (2) Dr. Zandman’s 75th birthday.  The amount of such royalty will equal 5% of gross sales, less returns and allowances, of Vishay products incorporating any inventions made by Dr. Zandman after the date of the agreement and will be payable quarterly.

          Proposed Executive Employment Agreements.  Based upon the recommendation of the executive compensation consultants engaged by the Compensation Committee, the Compensation Committee has approved the terms of a revised employment agreement for Dr. Zandman and has recommended that the Board approve, and the Board has approved, the terms of executive employment agreements for each of Dr. Felix Zandman, Dr. Gerald Paul, Richard Grubb, Ziv Shoshani, and Marc Zandman, and for Robert Freece, an executive vice president of the Company.  The terms set forth below are expected to form the basis for employment agreements, but are subject to the negotiation of definitive documentation between the executives and the Compensation Committee.

          Dr. Felix Zandman.  Dr. Zandman will continue to serve as the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  The employment agreement for Dr. Zandman will provide that he will serve at the pleasure of the Board.  Dr. Zandman’s annual compensation will include an annual salary of $975,000, a bonus under the Company’s 162(m) Bonus Plan (see Proposal Three), and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will establish an unfunded pension plan under which Dr. Zandman will receive an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually), and the Company will annually credit $150,000 to Dr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  In the event that the Company terminates Dr. Zandman’s employment without Cause or Dr. Zandman terminates his employment for Good Reason (as those terms will be defined in the employment agreement), the Company and Dr. Zandman will negotiate a severance arrangement based on industry norms for similar situations.  At such time, Dr. Zandman’s invention contract will be reactivated to provide royalties on Vishay products incorporating any inventions made by Dr. Zandman, on terms to be negotiated at the time of termination.  In addition, Dr. Zandman and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Dr. Paul.  Dr. Paul will serve as President and Chief Operating Officer of the Company.  The employment agreement for Dr. Paul will have an evergreen three-year term.  Dr. Paul’s annual compensation will include an annual salary of €535,000 (approximately $604,000), a bonus under the Company’s 162(m) Bonus Plan (see Proposal Three), and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will annually credit $100,000 to Dr. Paul’s account in the Company’s Nonqualified Deferred Compensation Plan.  Dr. Paul also will receive disability insurance.  In the event that the Company terminates Dr. Paul’s employment without Cause or Dr. Paul terminates his employment for Good Reason (as those terms will be defined in the employment agreement), Dr. Paul will receive continued payment of is base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination, a one time payment equal to the present value of $100,000 annually from the date of termination until the executive attains age 62 and continued medical benefits for not more than three years.  In addition, upon retirement Dr. Paul and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Mr. Grubb.  Mr. Grubb will continue to serve as Executive Vice President, Treasurer and Chief Financial Officer of the Company.  The employment agreement for Mr. Grubb will have an evergreen three-year term.  Mr. Grubb’s annual compensation will include an annual salary of $365,000, a bonus under the Company’s 162(m) Bonus Plan (see Proposal Three), and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will annually credit $100,000 to Mr. Grubb’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Grubb also will be entitled to certain customary benefits, such as life insurance and disability insurance.  In the event that the Company terminates Mr. Grubb’s employment without Cause or Mr. Grubb terminates his employment for Good Reason (as those terms will be defined in the employment agreement), Mr. Grubb will receive continued payment of is base salary for three years, a grant of 5,000 shares of common stock in each of the three years following the termination and a one time payment equal to the present value of $100,000 annually from the date of termination until the executive attains age 62.  In addition, Mr. Grubb and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          Mr. Shoshani.  Mr. Shoshani will serve as Executive Vice President of the Company.  The employment agreement for Mr. Shoshani will have an evergreen three-year term.  Mr. Shoshani’s annual compensation will include an annual salary of $185,000, a bonus determined by the Compensation Committee in consultation with the chief executive officer of up to 42.5% of Mr. Shoshani’s salary and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will annually credit $100,000 to Mr. Shoshani’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Shoshani also will be entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Shoshani’s agreement will be similar to those of Mr. Grubb’s agreement.

          Mr. Marc Zandman.  Mr. Zandman will continue to serve as Vice Chairman of the Board of Directors and Vice President of the Company.  The employment agreement for Mr. Zandman will have an evergreen three-year term.  Mr. Zandman’s annual compensation will include an annual salary of $219,000, a bonus determined by the Compensation Committee in consultation with the chief executive officer of up to 42.5% of Mr. Zandman’s salary and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will annually credit $100,000 to Mr. Zandman’s account in the Company’s Nonqualified Deferred Compensation Plan.  Mr. Zandman also will be entitled to certain customary benefits, such as life insurance and disability insurance.  The other terms of Mr. Zandman’s agreement will be similar to those of Mr. Grubb’s agreement.

          Mr. Freece.  Mr. Freece will serve as an Executive Vice President of the Company. The employment agreement for Mr. Freece will have an evergreen one-year term.  Mr. Freece’s annual compensation will include an annual salary of $185,000, a bonus determined by the Compensation Committee in consultation with the chief executive officer of up to 42.5% of Mr. Freece’s salary and an annual grant of 5,000 shares of phantom stock (see Proposal Four).  In addition, the Company will credit $100,000 to Mr. Freece’s account in the Company’s Nonqualified Deferred Compensation Plan for 2004.  After Mr. Freece terminates employment with the Company, he and his surviving spouse will be entitled to receive continued medical benefits for life, up to a $15,000 annual premium value.

          General Terms.  In addition to the provisions discussed above, the employment agreement for each of the executives will include certain covenants restricting the ability of the executive to compete with the Company or to solicit the Company’s employees or customers for a period following the executive’s termination of employment.  For Dr. Zandman, these covenants will continue for Dr. Zandman’s life.  For Mr. Grubb, Dr. Paul, Mr. Shoshani and Mr. Zandman, the covenants will continue for two years following the executive’s termination of employment.  For Mr. Freece, the covenants will continue for one year following the executive’s termination of employment.  The employment agreement for each of the executives also will provide that any compensation that is not deductible by the Company due to the operation of Section 162(m) of the Code (under which annual compensation in excess of $1 million to the Company’s chief executive officer and four next highest paid executives is generally not deductible), will not be paid to the executive in that year.  The deferred amount will be credited to the executive’s account in the Company’s Nonqualified Deferred Compensation Plan and paid when the executive terminates employment.

          Agreements with Avi Eden.  Avi Eden resigned from his position with the Company as Vice Chairman of the Board and Executive Vice President on November 4, 2003.  At that time, Mr. Eden entered into a severance and general release agreement and a consulting and non-competition agreement with the Company, both of which were approved by the Compensation Committee.  Under the terms of the severance and general release agreement, Mr. Eden received a lump sum severance payment of $1,000,000 and is also entitled to receive an additional $1,400,000 payable in 108 equal monthly installments beginning in January 2004.  These payments may be accelerated under certain circumstance, including if the Company defaults in its obligation to make the payments, the Company becomes insolvent or there occurs a “fundamental change” not approved by a majority of “continuing directors,” as those terms are defined in the agreement.  In addition, Mr. Eden was entitled to receive three-quarters of the performance based bonus for 2003 that he would otherwise have received had he been employed for the full year.  The agreement also provided that all contractual restrictions on shares of restricted stock held by Mr. Eden would lapse as of January 2, 2004 and that Mr. Eden would retain the use of a vehicle leased by the Company for his benefit through the expiration of the lease.  Under the agreement, each of the Company and Mr. Eden released the other from all claims arising prior to the date of Mr. Eden’s resignation, other than any claims arising out of criminal acts or that may not be released as a matter of public policy.  The consulting and non-competition agreement provides that Mr. Eden will serve as a consultant to the Company in the areas of mergers and acquisition and the environment.  The agreement runs through January 1, 2007.  After that date, the agreement will renew automatically for successive 12 month periods unless either party gives notice of termination not less than 30 days prior to the end of the then current term.  As consideration for his services under the agreement, Mr. Eden received a consulting fee in 2003 equal to the base salary that he would otherwise have been entitled to receive from the date of the agreement through the end of the year had he remained an employee of the Company.  Thereafter, Mr. Eden is entitled to receive a payment of $1,700 per day for any day on which he is engaged to perform services under the agreement, subject to a minimum payment on January 2 of each year of $100,000 to be credited against the daily fee.  The agreement also provides that, so long as it remains in force, Mr. Eden will be considered an employee of the Company for purposes of the stock options awarded to him by the Company prior to his becoming a consultant.  In addition, Mr. Eden has the right to participate in the Company’s medical insurance plans, subject to certain qualifications.  During the term of the consulting agreement and for the following two years, Mr. Eden is prohibited from participating anywhere in the world in any “competing business,” which means any business engaged in the manufacture and supply of passive and discrete active electronic components.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company maintains an employment agreement with Dr. Zandman, the Company’s Chairman and Chief Executive Officer and expects to enter into employment agreements with each of the Company’s other executive officers.  See “Employment Agreements” above.

          Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director Ziv Shoshani. Mr. Yitzhak Shoshani is vice president and general manager of, and owns 33.3% of, Ecomal Israel (formerly “Vishay International Trade Limited”), a non-exclusive distributor of the Company’s products in the Israeli market. Mr. Yitzhak Shoshani earned approximately $178,508 in connection with the performance of Ecomal Israel for 2003.

          Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and is a Vice President and Assistant Treasurer of Vishay.  For fiscal 2003, Mr. Klausner received a salary and bonus of $133,000.  Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited.  For fiscal 2003, Eli Goddard received a consulting fee of $54,177.  Dubi Zandman is a cousin of Dr. Felix Zandman and a Vice President of the Vishay Measurements Group Inc.  For fiscal 2003, Mr. Dubi Zandman received a salary and bonus of $246,580, which included a special bonus of $88,272 to compensate him for his wife’s lost income for quitting her job and relocating.

STOCK PERFORMANCE GRAPH

          The line graph below compares the cumulative total stockholder return on Vishay’s common stock over a 5-year period with the return on the Standard & Poor’s 500 Stock Index and with the return on a peer group of companies selected by the Company. The peer group is made up of six publicly-held manufacturers of semiconductors, capacitors, resistors and other electronic components.(1)  Management believes that the product offerings of the companies contained in the peer group are more similar to the Company’s product offerings than those of the companies contained in any published industry index. The return of each peer issuer has been weighted according to the respective issuer’s stock market capitalization. The line graph assumes that $100 had been invested at December 31, 1998 and assumes that all dividends were reinvested.

TOTAL STOCKHOLDER RETURNS
Indexed Returns

	Year Ending December 31,

Company Name/Index	Base Period 1988	1999	2000	2001	2002	2003

VISHAY INTERTECHNOLOGY	100.0	272.6	195.6	252.2	144.6	296.1
S&P 500 INDEX	100.0	121.0	110.0	97.0	75.5	97.2
PEER GROUP	100.0	317.0	255.2	258.7	100.8	208.8

(1)	AVX Corporation, CTS Corporation, Epcos AG, Fairchild Semiconductor International, International Rectifier Corporation and Kemet Corporation.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Audit Committee of the Board of Directors is responsible for the selection of the Company’s independent auditors.  The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2004. Ernst & Young LLP has served as the Company’s independent auditors since 1968.  Although stockholder approval for the appointment of the independent auditors is not required, the Company is continuing its practice of submitting the selection of the auditors to stockholders for their ratification.

          Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

          Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent auditors.  The policy sets forth the procedures and conditions for pre-approval of these services.  For certain types of services, the policy provides for general pre-approval.  For other types of services, the Committee must give its pre-approval in each specific case.  The Audit Committee has pre-approved generally the engagement of the independent auditors for services relating to the Company’s filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; audits of employee benefit plans; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; and domestic and international tax planning and compliance.

          The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to the Company in 2003 and 2002.  These fees are categorized as audit fees, audit-related fees, tax fees and all other fees.  The nature of the services provided in each category is described following the table.

	2003	2002

Audit fees	$4,000,000	$2,900,000
Audit-related fees	2,400,000	500,000
Tax fees	1,000,000	1,300,000
All other fees	200,000	50,000

Total fees	$7,600,000	$4,750,000

          Audit fees.  These fees generally include professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, subsidiary or equity investment audits, statutory and regulatory filings, issuance of comfort letters, consents, income tax provision procedures and assistance with and review of documents filed with the SEC.

          Audit-related fees.  These fees generally consist of assurance and other services that are reasonably related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent auditor, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and financial audits of employee benefit plans.

          Tax fees.  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial tax analysis and tax due diligence relating to acquisitions.  They also include state and local tax planning and consultations with respect to various domestic and international tax matters.

          All other fees.  These fees generally consist of reviews for compliance with various government regulations and audits of various contractual arrangements.

          The Company did not make use in fiscal 2003 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the auditor during the year.

          The Audit Committee and the Board of Directors recommend that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

PROPOSAL THREE

APPROVAL OF AMENDED AND RESTATED
SECTION 162(m) CASH BONUS PLAN

          The proposed amendments to the Section 162(m) Cash Bonus Plan are summarized below; however, you should read the entire Amended and Restated Section 162(m) Cash Bonus Plan, attached as Annex B, before you decide how to vote your shares.

Background

          The Board of Directors (excluding Dr. Zandman who was precluded from considering the plan) and the Company’s stockholders adopted the Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan in 1994, 1999 and 2000 as a separate annual bonus plan for Dr. Zandman, the Company’s Founder, Chairman of the Board and Chief Executive Officer. In 2003, the 162(m) Plan was amended and restated to provide for bonuses to be paid to several other executives in addition to Dr. Zandman, and to more specifically state the computation of the bonuses payable under the plan.  In March 2004, the Compensation Committee, as authorized by the Board, approved a further amendment and restatement of the 162(m) Plan that revises the computation of bonuses under the 162(m) Plan.

          The 162(m) Plan is intended to qualify as a “performance-based” plan under Section 162(m) of the Internal Revenue Code.  See “Report on Executive Compensation — Policy on Deductibility of Compensation” for an explanation of Section 162(m).  To qualify as a “performance-based” plan under Section 162(m), stockholder approval is required for any material amendment to the 162(m) Plan. Although the Board of Directors and the Compensation Committee intend that the 162(m) Plan be the primary vehicle for the participating executives’ bonuses, the Compensation Committee and the Board retain the authority to grant additional bonuses in excess of the limits established under the 162(m) Plan.  Such additional bonuses would not be exempt from the deduction limit of Section 162(m).  However, the employment terms approved by the Compensation Committee and the Board provide for the deferral of any compensation that exceeds the Section 162(m) deductibility limit.  See “Employment Agreements—Proposed Executive Employment Agreements.”

Material Terms of the 162(m) Cash Bonus Plan

          Under the 162(m) Plan, annual bonuses are paid to Dr. Felix Zandman, Dr. Gerald Paul and Richard N. Grubb based on the Company’s Adjusted Net Income.  Adjusted Net Income refers to the Company’s net income, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges.  Dr. Zandman’s bonus will equal 3.0% and Dr. Paul’s and Mr. Grubb’s bonuses will each equal 1.0% of the Company’s Adjusted Net Income.

          The 162(m) Plan has been amended to eliminate the ability of the Compensation Committee to limit bonuses for a particular year to Adjusted Net Income in excess of a specified threshold level.  Instead, the amended 162(m) Plan provides that an executive’s bonus cannot exceed three times the executive’s annual base salary for the year for which the bonus is awarded.

          If the Section 162(m) Plan, as amended, is not approved at the annual meeting, the plan as approved by the stockholders in 2003 will continue in effect.

          The Board of Directors recommends that you vote “FOR” the approval of the Amended and Restated 162(m) Cash Bonus Plan.

PROPOSAL FOUR

APPROVAL OF SENIOR EXECUTIVE PHANTOM STOCK PLAN

          The proposed Senior Executive Phantom Stock Plan is summarized below; however, you should read the entire Senior Executive Phantom Stock Plan, attached as Annex C before you decide how to vote your shares.

Background

          The Company is submitting the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan to its stockholders for approval at the annual meeting, under which an aggregate of 300,000 shares of the Company’s common stock can be granted.  The purpose of the Phantom Stock Plan is to enable the Company to grant shares of phantom stock as required by the employment agreements that the Company anticipates entering into with certain executives.  See “Employment Agreements—Proposed Executive Employment Agreements” above.

General Description of the Phantom Stock Plan

          Awards.  The Phantom Stock Plan authorizes the grant of up to 300,000 shares of phantom stock to the extent provided for in employment agreements with the Company.  Each share of phantom stock entitles the recipient to receive a share of common stock at the individual’s termination of employment or any other future date specified in the employment agreement.  The shares of phantom stock are fully vested at all times.

          Participation in the Plan.  The Phantom Stock Plan provides for the granting of shares of phantom stock to individuals whose employment agreements with the Company provide for such grants.  The Company has not yet entered into any such employment agreements.  However, the Company currently anticipates entering into employment agreements with each of its executive officers, including Dr. Felix Zandman, Dr. Gerald Paul, Richard Grubb, Ziv Shoshani and Marc Zandman, and with Robert Freece, an executive vice president of the Company.  The agreements will provide for an annual grant of 5,000 shares of phantom stock to each of the officers.  If the Company later enters into other employment agreements with other individuals that provide for the granting of phantom stock, those individuals also will be eligible for grants under the Phantom Stock Plan.  No grants may be made under the Phantom Stock Plan other than under the terms of employment agreements with the Company.

          Dividends.  If the Company grants dividends on its common stock, the dividend amounts with respect to the phantom stock will be deemed reinvested in additional shares of phantom stock.

          Administration.  The Phantom Stock Plan will be administered by the Company’s Compensation Committee.

          Amendment and Termination.  The Board of Directors of the Company can amend or terminate the Phantom Stock Plan at any time, except that phantom stock already granted to any individual cannot be adversely affected without the individual’s consent.  Furthermore, stockholder approval of an amendment is required if the amendment increases the number of shares subject to the Phantom Stock Plan or otherwise materially amends the Phantom Stock Plan or if stockholder approval is otherwise required by applicable law or stock exchange rules.  If the Board of Directors does not terminate the Phantom Stock Plan, it will terminate when all phantom stock has been awarded with respect to all 300,000 shares of common stock reserved for the Phantom Stock Plan.

Senior Executive Phantom Stock Plan
Name and Position	Dollar Value	Number of Units(2)

Dr. Felix Zandman, Chairman and Chief Executive Officer	(1)	5,000
Dr. Gerald Paul, President and Chief Operating Officer	(1)	5,000
Mr. Richard Grubb, Executive Vice President, Treasurer and Chief Financial Officer	(1)	5,000
Mr. Ziv Shoshani, Executive Vice President, Resistor and Inductor Group	(1)	5,000
Mr. Marc Zandman, Vice Chairman and President, Vishay Israel	(1)	5,000

Executive Group	(1)	25,000
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	(1)	5,000

          (1)   The dollar value of the benefits depends on the value of the Company stock at the time of distribution, which is not determinable.

          (2)   Annual Awards.  The employment agreements pursuant to which the phantom shares will be awarded have not yet been completed.  The numbers in the table are the anticipated amounts.

          The Board of Directors recommends that you vote “FOR” the approval of the Senior Executive Phantom Stock Plan.

OTHER MATTERS

          As of the date of this proxy statement, the only business that the Board of Directors intends to present at the annual meeting is set forth above.  The Board of Directors knows of no other matters proposed to be presented to the meeting.  If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

          The Company’s Annual Report to Stockholders for the year ended December 31, 2003 accompanies this proxy statement.  Vishay will provide to any stockholder, upon written request and without charge, a copy of the Company’s most recent Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission.  All requests for such reports should be directed to Richard N. Grubb, Executive Vice President, Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania 19355-2143, telephone number (610) 644-1300.

PROPOSALS BY STOCKHOLDERS

          As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of Vishay’s Bylaws.  Proposals of Vishay’s stockholders intended to be presented for consideration at the 2005 annual meeting of stockholders must be received by the Company no later than December 8, 2004, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting.

William J. Spires
Secretary

April 7, 2004

ANNEX A

THE VISHAY INTERTECHNOLOGY, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
(Approved by the Board of Directors effective as of February 25, 2004)

          This Audit Committee Charter has been adopted by the Board of Directors of Vishay Intertechnology, Inc.

I.        Purpose and General Principles

          The purpose of the Company Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of financial statements of the Company and to assist the Board in its oversight of —

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the independence and qualifications of the Company’s independent auditor, and

•	the performance of the Company’s internal audit function and independent auditor.

          The Committee shall also fulfill such other responsibilities as are prescribed by the United States securities laws, the rules and regulations of the Securities and Exchange Commission and the rules of the New York Stock Exchange, Inc.

          In discharging its responsibilities, the Committee shall —

•	provide oversight over and serve as a check and balance on the Company’s financial reporting system;

•	provide an independent review of the Company’s financial reporting process, internal controls and independent auditor;

•	provide an independent forum in which the Company’s outside auditors and other interested parties can candidly discuss concerns; and

•

help to ensure that management properly develops and adheres to a sound system of internal controls, that procedures are in place to objectively assess management’s practices and internal controls, and that the outside auditors, through their own review, objectively assess the Company’s financial reporting practices.

          The Audit Committee has the authority and responsibilities set out in this Charter.  However, it is not the function or responsibility of the Audit Committee to prepare the Company’s financial statements, maintain appropriate accounting or financial reporting principles, institute internal controls or procedures or conduct audits of the Company’s financial statements.  These are the responsibilities of management and the Company’s independent auditor.

          The Committee shall be entitled to rely in good faith on the integrity of those persons and organizations within and outside the Company from which it receives information, and upon the accuracy of the financial and other information provided by such persons or organizations.

II.      Membership and Organization

          1.      The Committee shall consist of at least three directors, as determined annually by the Board.

          2.      Members of the Committee shall be appointed by the Board, taking into consideration the recommendation of the Nominating and Corporate Governance Committee.  The Board may remove members of the Committee with or without cause at any time.

          3.      Each member of the Committee shall be free of any material relationship with the Company (either directly or as a partner, shares or officer of an organization that has a relationship with the Company), as affirmatively determined by the Board.

          4.      The members of the Committee shall also meet the independence and financial expertise requirements of Section 10A(m)(3) of the Securities and Exchange Act of 1934 and the rules and regulations of the SEC, all other independence rules of the New York Stock Exchange and the rules of any other exchange on which the Company’s securities are traded.  In particular —

•

each member of the Committee must be financially literate as such qualification is interpreted by the Board in its business judgement or become literate within a reasonable period of time after his or her appointment to the Committee;

•	at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment; and

•	at least one member of the Committee shall be an audit committee financial expert, as that term is defined in Item 401(h) of SEC Regulation S-K.

          5.      No member of the Committee may simultaneously serve on more than three public company audit committees (including the Committee), unless the Board determines that this simultaneous service does not impair the ability of the member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

          6.      Unless a chairman of the Committee is appointed by the Board, the members of the Committee shall elect a chairman of the Committee by majority vote of the full Committee. The chairman shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, making regular reports to the Board, and maintaining regular liaison with the Chief Executive Officer, Chief Financial Officer, the lead partner on of the Company’s independent auditor on the Company’s account and the director of internal audit.

III.    Administration and Procedures

          1.      The Committee shall meet at least four times annually.

          2.      The chairman of the Committee may call a meeting of the Committee upon due notice to each other member at least twenty-four hours prior to the meeting and any member of the Committee may do so upon due notice at least forty-eight hours prior to the meeting.  To the extent practicable, an agenda shall be distributed along with the notice of meeting.

          3.      A majority of the members shall constitute a quorum.  If a quorum is present, a majority of the members present shall decide any question brought before the Committee.

          4.      The Committee shall cause to be prepared and filed with the records of the Company minutes of each of its meetings.

          5.      The Committee shall report to the Board regularly regarding its proceedings, in particular with respect to—

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirement;

•	the performance and independence of the Company’s independent auditor; and

•	the performance of the internal audit function.

          6.      The Committee shall maintain free and open communication with the Company’s independent auditor, its internal auditor or the head of its internal audit department and management.  The Committee shall meet separately, periodically, with management, with the personnel performing the internal audit function and with the Company’s independent auditor.

          7.      The Committee shall have full access to all Company books, records, facilities, personnel and outside professionals.

          8.      The Committee may retain such independent counsel and other advisors as it determines are necessary to carry out its duties.

          9.      The Company shall provide appropriate funding as determined by the Committee for payment of—

•	the compensation of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	compensation of independent counsel and other advisors; and

•	the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

          10.     The Committee shall conduct and present to the Board an annual performance evaluation of the Committee.

          11.     The Committee shall review and assess the adequacy of this charter on an annual basis and shall submit any proposed amendments to the Board for approval.

IV.    Responsibilities

          A.      The Independent Auditor

          1.      The Committee shall be directly responsible for the appointment, compensation, retention, oversight and termination of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review (including the review of quarterly financial statements) or attest services for the Company statements of the Company.  Although the Committee has the sole authority to appoint the independent auditor, the Committee will continue the longstanding practice of recommending to the Board that the Company ask its stockholders at their annual meeting to approve the Committee’s appointment of independent auditor.

          2.      The independent auditor shall report directly to the Committee.

          3.      The Committee shall either (i) approve, in advance, the engagement of the independent auditor to perform any audit or permissible non-audit service or (ii) establish pre-approval policies and procedures for such services in accordance with Rule 2-01(c)(7) of Regulation S-X.  The Company currently has in effect an Audit and Non-Audit Services Approval Policy, dated May 6, 2003.  This policy may be amended by the Committee from time to time.

          4.      The Committee shall not approve the engagement of the independent auditor to render any of the non-audit services which are prohibited by Rule 2-01(c)(4) of Regulation S-X.

          5.      The Committee shall review annually all relationships between the independent auditor and the Company, and shall discuss any disclosed relationships or services that may affect the objectivity and independence of the independent auditor and the senior members of the independent auditor team.

          6.      The Committee shall annually obtain from the independent auditor a formal written statement describing all relationships between the auditors and the Company, addressing the matters set forth in Independence Standards Board Standard No. 1.

          7.      The Committee shall consider whether the independent auditor’s provision of permissible non-audit services to the Company, if any, is compatible with the auditor’s independence and shall take all other appropriate actions to satisfy itself as to the auditor’s independence.

          8.      The Committee shall annually obtain from the independent auditor a formal written statement of the fees billed for audit services, audit-related services, tax services and all other services rendered by the independent auditor for the most recent fiscal year, as well as the nature of the services comprising the fees disclosed under each category other than audit fees, the percentage of hours expended on the audit engagement that were attributed to persons other than the auditor’s full-time, permanent employees (if greater than 50%) and the percentage of services under each category (other than audit fees) that were approved by the Committee after the provision of services under the “de minimis” safe harbor of Rule 2-01(c)(7) of Regulation S-X.

          9.      The Committee shall obtain and review annually a formal written report from the independent auditor describing (i) the auditor’s internal quality-control procedures; (ii) any material issues raised within the preceding five years by the auditor’s internal quality-control reviews, by peer reviews of the auditor or by any governmental or other inquiry or investigation relating to any audit conducted by the auditor; (iii) any steps taken by the auditor to address any findings in the foregoing reviews; and (iv) all relationships between the auditor and the Company.

          10.     The Committee shall confirm, in consultation with the independent auditor, that the lead audit and reviewing partners assigned by the independent auditor have been rotated in compliance with Rule 2-01(c)(6) of Regulation S-X.

          11.     Taking into account all of the foregoing and the work of the independent auditor throughout the year, the Committee shall annually perform an evaluation of the auditor’s qualifications, performance and independence and shall present its conclusions with respect thereto to the full Board. The evaluation shall include the review and evaluation of the lead partner of the independent auditor responsible for the Company’s account.

                    In making its evaluation, the Committee shall solicit and take into account  the opinions of the Company’s management and internal auditors.

          12.     The Committee shall also consider whether, in order to assure continuing auditor independence, there shall be regular rotation of the independent auditor itself.

          13.     The Committee shall set clear hiring policies for employees and former employees of the independent auditor. These policies shall address —

•	the length of time following participation in an audit of the Company prior to which employees of the independent auditor may not be employed by the Company;

•

the length of time following participation in an audit of the Company prior to which employees of the independent auditor may not be named a Company executive officer, which, in the case of the chief executive officer, controller, chief financial officer, chief accounting officer or any person serving in an equivalent position shall not be less than one year prior to the initiation of the audit for the current year;

•	procedures for approval of all executive-band hires from the independent auditor; and

•	reporting to the Committee concerning the Company’s hiring from the independent auditor.

          B.      The Audit Process

          1.      The Committee’s oversight of the Company’s relationship with the independent auditor shall include (i) discussions with the auditors concerning the planning and staffing of the audit and the nature and rigor of the audit process, (ii) receipt and review of audit reports and (iii) consideration of the auditor’s access to the Committee and the Board.

          2.      The Committee shall obtain from the independent auditor, timely in accordance with Rule 2-07 of Regulation S-X, reports regarding—

•	critical accounting policies and procedures to be used in an audit;

•

all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of the use of the alternative disclosures and treatments and the treatment preferred by the independent auditor; and

•

other material written communications between the independent auditor and management, such as any management letters provided by the auditors and any Company response to such letters and any schedules of unadjusted differences.

          3.      The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including: the auditor’s responsibility under generally accepted auditing standards; significant accounting policies; management judgments and accounting estimates; significant audit adjustments; other information in documents containing audited financial statements; disagreements with management; consultation with other accountants; major issues discussed with management prior to retention; and difficulties encountered in performing the audit.

          4.      The Committee shall be responsible for resolution of any disagreements between management and the independent auditor regarding financial reporting.

          5.      The Committee shall review any significant difficulties reported by the independent auditor in conducting the audit, including any restrictions on the scope of work or access to required information.  In this regard, the Committee shall discuss with the independent auditor —

•	accounting adjustments that were identified or proposed by the independent auditor and were not implemented;

•	communications between the audit team and the auditor’s national office relating to auditing or accounting issues presented by the engagement;

•	any “management letter” issued or proposed to be issued by the independent auditor to the Company and any other material written communications between the independent auditor and management; and

•	any issues identified or difficulties encountered by the independent auditor with management’s response to each such communications or letter.

          6.      The Committee shall obtain assurances from the independent auditor that in the course of conducting its audit the independent auditor has not detected or otherwise become aware of information indicating that an illegal act, whether or not perceived to have a material effect on the Company’s financial statements, has or may have occurred, or, if the independent auditor has detected or become aware of such information, the steps that the independent auditor is taking to comply with the provisions of Section 10A(b) of the Securities Exchange Act of 1934 in respect thereof.

          C.      Other Financial Disclosure Issues

          1.      The Committee shall review and discuss with management and/or the independent auditor, as appropriate—

•

major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection, application or disclosure of accounting principles, policies and practices;

•

analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the effects on the Company’s financial statements of regulatory and accounting initiatives;

•	any material off-balance sheet transactions, arrangements and obligations, including contingent obligations; and

•	any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company or its financial statements.

          2.      The Committee shall review and discuss with management and the independent auditor the annual audited financial statements of the Company prior to the filing of the Company’s annual report on Form 10-K and the Company’s quarterly financial statements prior to the Company’s filing of each quarterly report on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          3.      The Committee shall review with management and the independent auditor communications between the Company and any government agencies or other regulators that may have a material impact on the Company’s financial statements or the Company’s disclosure obligations.

          4.      The Committee shall discuss with management and/or the Company’s counsel any legal matters, including the status of pending litigation, that may have a material impact on the Company’s financial statements or the Company’s disclosure obligations.

          5.      Based upon its review of the Company’s audited financial statements, discussions with management and the independent auditor and disclosures received from the independent auditor, the Committee shall recommend that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K.

          6.      The Committee shall prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.

          7.      The Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies, which discussion may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which a company may provide earnings guidance.

          8.      The Committee shall review and discuss the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps being taken by management to monitor and control such exposures.

          D.      Internal Controls

          1.      The Committee shall review and discuss with management, the Company’s internal auditors and the independent auditor—

•	the quality, adequacy and effectiveness of the Company’s internal controls; and

•	any special audit steps adopted in light of material control deficiencies.

          2.      The Committee shall receive and review any disclosure from the Company’s chief executive officer or chief financial officer made in connection with their certification of the Company’s quarterly and annual reports filed with the SEC, of—

•

all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

          3.      From and after such time as management is required to prepare an internal control report, and the Company’s independent auditor are required to attest to and report on such internal control report, pursuant to Section 404 of the Sarbanes-Oxley Act, the Committee shall review and evaluate such reports, and shall discuss them with management and/or the independent auditor, as appropriate.

          E.      Internal Audit

          1.      The Committee shall review with the independent auditor the organization, responsibilities, plans, results, budget and staffing of the Company’s internal audit function.

          2.      The Company shall review significant reports, including the results of internal audits, prepared by the internal auditors, and management’s response thereto.

V.      Complaints

          1.      The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

          2.      At a minimum, the foregoing shall provide for—

•	notification to employees regarding the availability of the procedures;

•	mechanisms for receiving, processing and retaining submissions;

•	actions, including investigations, that may be undertaken in response to submissions; and

•	enforcement of the Company’s policy prohibiting retaliation against persons making submissions.

ANNEX B

Vishay Intertechnology Section 162(m) Cash Bonus Plan
(as amended and restated, Effective as of February 25, 2004)

1.       Definitions

The following terms have the meanings indicated unless a different meaning is clearly required by the context:

          1.1       “Adjusted Net Income” means the net income of the Company, determined in accordance with generally accepted accounting principles in the United States and consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges.

          1.2       “Board of Directors” means the Board of Directors of the Company.

          1.3       “Bonus Award” means an award of performance-based incentive income under the Plan.

          1.4       “Code” means the Internal Revenue Code of 1986, as amended.

          1.5       “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Vishay Intertechnology, Inc., each of whom shall be “outside directors” within the meaning of section 162(m) of the Code. In the event that the Compensation Committee includes individuals who are not “outside directors,” such individuals shall recuse themselves from any deliberations and decisions concerning this Plan.

          1.6      “Company” means Vishay Intertechnology, Inc. and its consolidated subsidiaries and affiliates.

          1.7      “Participant” means any of Dr. Felix Zandman, Richard N. Grubb and Dr. Gerald Paul.

          1.8      “Plan” means this Vishay Intertechnology Section 162(m) Cash Bonus Plan, as amended and restated effective as of February 25, 2004.

2.       Purpose

The purpose of the Plan is to provide annual incentives to the Participants in a manner designed to reinforce the Company’s performance goals and to strengthen the Company’s “pay for performance” ethic by linking a significant portion of Participants’ compensation to the achievement of such goals, while seeking to preserve, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to the Participants through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code. The Plan is an amendment and restatement of the Vishay Section 162(m) Cash Bonus Plan adopted by the Board of Directors and approved by the Company’s stockholders in 1994, 1999 and 2000 and last amended and restated in 2003.

3.       Participation

Dr. Felix Zandman, Richard N. Grubb and Dr. Gerald Paul shall be the sole Participants in the Plan.

4.       Performance Goals and Bonus Awards

          4.1       Subject to Section 4.3, below, each Participant shall receive an annual Bonus Award under the Plan, which shall be a percentage of Adjusted Net Income of the Company. Each Participant shall be entitled to the following percentage of Adjusted Net Income:

Dr. Felix Zandman	3.0%
Dr. Gerald Paul	1.0%
Richard N. Grubb	1.0%

          4.2      Notwithstanding the foregoing, a Participant’s Bonus shall not exceed three (3) times the Participant’s base salary for the year with respect to which the Bonus is being paid.

5.       Bonus Awards

          5.1      Bonus Awards under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to the Company’s other senior executives; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that the performance goals and any other material terms related to the Bonus Award were in fact satisfied; and provided further that the timing of any such payment may be deferred under Section 7.6 hereof.

          5.2      If a Participant dies after the end of a fiscal year and prior to the payment of such Participant’s Bonus Award for such fiscal year, such Bonus Award shall be made to the representative of the Participant’s estate.

          5.3      The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6.       Administrative Provisions

          6.1      The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

          6.2      No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7.       Miscellaneous

          7.1      The Plan, as amended and restated, was adopted by the Board of Directors and the Compensation Committee effective as of February 25, 2004, subject to stockholder approval.

          7.2      The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

          7.3      Nothing herein shall preclude the Compensation Committee from granting any or all of the Participants additional or different bonuses or incentive compensation, which may or may not qualify as “performance based compensation” within the meaning of Section 162(m) of the Code.

          7.4      The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

          7.5      All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

          7.6      Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any Bonus Award under the Plan for any particular fiscal year.

          7.7      Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of a Bonus Award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. Part or all of the amount credited to the Participant’s account hereunder shall be paid to the Participant at such time or times as shall be determined by the Committee, if and to the extent the Committee determines that the Company’s deduction for any such payment will not be reduced by section 162(m) of the Code. Notwithstanding the foregoing, the entire balance credited to the Participant’s book account shall be paid to the Participant within 90 days after the Participant ceases to be a “covered employee” within the meaning of section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

ANNEX C

Vishay Intertechnology, Inc.
Senior Executive Phantom Stock Plan
(Effective as of February 25, 2004)

1.  PURPOSE OF THE PLAN

                    This Vishay Intertechnology Inc. Senior Executive Phantom Stock Plan is intended to promote the interests of Vishay Intertechnology Inc. (the “Company”) by providing certain senior executives of the Company, on whose judgment, initiative and efforts the successful conduct of the business of the Company largely depends, and who are largely responsible for the management, growth and protection of the business of the Company, with phantom stock awards as provided in such executives’ employment agreements.

2.  DEFINITIONS

          (a)      “Board of Directors” shall mean the Board of Directors of the Company.

          (b)      “Committee” shall mean the Compensation Committee of the Board of Directors.

          (c)      “Common Stock” shall mean the common stock of the Company, par value $.10 per share.

          (d)      “Participant” shall mean any employee of the Company who has entered into an employment agreement with the Company providing for the granting of phantom stock pursuant to the Plan.

          (e)      “Phantom Share” shall mean a right to receive in the future a share of Common Stock.

          (f)      “Plan” shall mean this Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan.

3.  ADMINISTRATION OF THE PLAN

          The Plan shall be administered by the Committee.  The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate.  Decisions of the Committee shall be final and binding on all parties.  All expenses of the Plan shall be borne by the Company.

          No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4. COMMON STOCK SUBJECT TO THE PLAN

          The total number of shares of Common Stock that may be granted pursuant to the Plan shall not exceed 300,000 shares. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan.

5.  GRANT OF PHANTOM SHARES OF COMMON STOCK

          Each Participant shall be granted the number of shares of Phantom Stock specified in such Participant’s employment agreement, as of the date or dates specified in such employment agreement.  Each grant of Phantom Stock shall be evidenced by a by a written certificate (“Grant Certificate”) which shall contain such provisions, consistent with the Plan and the applicable employment agreement, as the Committee may in its sole discretion deem necessary or desirable.  By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Grant Certificate.

6.  VESTING OF PHANTOM STOCK

          The Phantom Stock granted hereunder shall be fully vested and nonforfeitable.

7.  DIVIDENDS

          In the event that a dividend is distributed with respect to the Common Stock, each Participant shall be awarded additional shares of Phantom Stock determined by dividing the aggregate amount of cash dividends the Participant would have received with respect to the Phantom Stock by the closing price of Common Stock on the New York Stock Exchange, or such other national securities exchange or interdealer quotation service on which the Common Stock is then traded, on the trading day on which the distribution is made.

8.  DISTRIBUTIONS OF PHANTOM STOCK

          Within 30 days after the Participant terminates employment with the Company, or such other time as may be specified in the applicable employment agreement or required by applicable law, shares of Phantom Stock will be distributed as Common Stock.

9.  BENEFICIARIES

          The Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Committee.  In the event the Participant’s beneficiary predeceases the Participant and no successor beneficiary is designated, or in the event no valid designation has been made, the Participant's beneficiary shall be the Participant’s estate.  In such an event, no payment shall be made unless the Committee shall have been furnished with such evidence as the Committee may deem necessary to establish the validity of the payment.

10.  FUNDING OF THE PLAN

          The Plan is unfunded, and the Phantom Shares granted to the Participant and the benefits payable in respect thereof represent merely unfunded, unsecured promises of the Company to distribute shares of Common Stock in the future.

11.  ALIENATION OF BENEFITS PROHIBITED

          No transfer (other than a transfer made by will or by the laws of descent and distribution) by the Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

12.  CHANGES IN COMPANY STOCK

          The Committee shall adjust any grant of Phantom Shares of Common Stock to reflect any stock split, reverse stock split, recapitalization or similar corporate change, as the Committee may deem appropriate to prevent the enlargement or dilution of rights of the Participant under the grant.

13.  NO STOCKHOLDER RIGHTS

          No Participant (or beneficiary of a Participant) shall have any of the rights of a stockholder of the Company with respect to Phantom Shares until such shares have been distributed pursuant to Section 8.

14.  NO SPECIAL RIGHTS

          Nothing contained in the Plan shall confer upon the Participant any right with respect to the Participant’s continued employment with the Company.

15.  WITHHOLDING TAXES

          The Company shall have the right to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto.  With the approval of the Committee, which the Committee shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld.  Such shares shall be valued at their fair market value as of the date on which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.

16.  TERMINATION AND AMENDMENT

          The Board of Directors may terminate the Plan at any time.  The Plan may be amended by the Board of Directors from time to time in any respect; provided, however, that any such amendment shall be subject to approval of the Company’s stockholders to the extent that it increases the number of shares of Common Stock subject to the Plan, otherwise materially amends the Plan or that stockholder approval is otherwise required by law or stock exchange rules.  Notwithstanding the foregoing, no such amendment may reduce the number of or otherwise adversely affect Phantom Shares theretofore granted to a Participant without the Participant’s prior written consent.

17. CHOICE OF LAW

          The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

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PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2004 Annual Meeting of Stockholders

          The undersigned hereby appoints Dr. Felix Zandman and Richard N. Grubb, or if only one is present, then that individual, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc., which the undersigned is entitled to vote at the Company’s annual meeting to be held at the Four Seasons Hotel, Ballroom, Lobby Level, One Logan Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Wednesday, May 12, 2004, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)     To elect the following four persons to the Board of Directors of the Company to serve for terms of three years and until their successors are elected:

          Class I Directors

          Dr. Felix Zandman
          Philippe Gazeau
          Zvi Grinfas
          Dr. Gerald Paul

FOR ALL	☐

WITHHOLD ALL	☐

EXCEPTIONS	☐	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)     To ratify the appointment of Ernst & Young LLP as Vishay’s independent auditors for the year ending December 31, 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)     Approval of the amended and restated Vishay Intertechnology, Inc. Section 162(m) Cash Bonus Plan:

FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)     Approval of the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan:

FOR ☐	AGAINST ☐	ABSTAIN ☐

          The Board of Directors Recommends a vote “FOR” each of the foregoing proposals.  If any other Business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders.  This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

          This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed in Proposal One and FOR Proposals Two, Three and Four.

          PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

          Receipt of the notice of annual meeting and of the proxy statement and annual report of the Company accompanying the same is hereby acknowledged.

Dated: _____________, 2004

(Signature of Stockholder(s))

(PRINT NAME(S))

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

If you plan to attend the annual meeting, please check this box: ☐